                                                                  EXHIBIT (p)(3)



                                CODE OF CONDUCT

All of us within the Capital organization are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we must never allow our own interests to be placed ahead of our shareholders' and clients' interests.

Over the years we have earned a reputation for the highest integrity. Regardless of lesser standards that may be followed through business or community custom, we must observe exemplary standards of honesty and integrity.

REPORTING VIOLATIONS

If you know of any violation of our Code of Conduct, you have a responsibility to report it. Deviations from controls or procedures that safeguard the company, including the assets of shareholders and clients, should also be reported.

You can report confidentially to:

      -    Your manager or department head

      -    CGC Audit Committee:

               Walter P. Stern -- Co-Chairman
               Thomas M. Rowland -- Co-Chairman
               Eugene D. Barron
               James M. Brown
               Larry P. Clemmensen
               Roberta A. Conroy
               Thomas J. Hamblin
               J. Dale Harvey
               Lee Ann Jarrell
               Solomon M. Kamm
               Ida Levine
               John V. McLaughlin
               Donald D. O'Neal
               John Smet
               Antonio Vegezzi
               Catherine M. Ward
               J. Kelly Webb
               William Hurt -- Emeritus

      -    Mike Downer or any other lawyer in the CGC Legal Group

      -    Don Wolfe of Deloitte & Touche LLP (CGC's auditors)



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CGC GIFTS POLICY -- CONFLICTS OF INTEREST

      A conflict of interest occurs when the private interests of associates interfere or could potentially interfere with their responsibilities at work. Associates must not place themselves or the company in a position of actual or potential conflict. Associates may not accept gifts worth more than $100, excessive business entertainment, loans, or anything else involving personal gain from those who conduct business with the company. In addition, a business entertainment event exceeding $200 in value should not be accepted unless the associate receives permission from the Gifts Policy Committee. Finally, in soliciting political or charitable donations from various people in the business community, associates must never allow the present or anticipated business relationships of CGC or any of its affiliates to be a factor in soliciting such contributions.

REPORTING

      Although the limitations on accepting gifts applies to all associates as described above, some associates will be asked to fill out quarterly reports. If you receive a reporting form, you must report any gift exceeding $50 (although it is recommended that you report all gifts received) and business entertainment in which an event exceeds $75.

GIFTS POLICY COMMITTEE

      The Gifts Policy Committee oversees administration of and compliance with the Policy.

INSIDER TRADING

      Antifraud provisions of the federal securities laws generally prohibit persons while in possession of material nonpublic information from trading on or communicating the information to others. Sanctions for violations can include civil injunctions, permanent bars from the securities industry, civil penalties up to three times the profits made or losses avoided, criminal fines and jail sentences.

      While investment research analysts are most likely to come in contact with material nonpublic information, the rules (and sanctions) in this area apply to all CGC associates and extend to activities both within and outside each associate's duties.



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PERSONAL INVESTING POLICY

      As an associate of the Capital Group companies, you may have access to confidential information. This places you in a position of special trust.

      You are associated with a group of companies that is responsible for the management of many billions of dollars belonging to mutual fund shareholders and other clients. The law, ethics and our own policy place a heavy burden on all of us to ensure that the highest standards of honesty and integrity are maintained at all times.

      There are several rules that must be followed to avoid possible conflicts of interest in personal securities transactions.

ALL ASSOCIATES

      Information regarding proposed or partially completed plans by CGC companies to buy or sell specific securities must not be divulged to outsiders. In addition, associates who receive information about recommendations to purchase or sell securities or impending fund or client account transactions should refrain from trading personally on the information. Favors or preferential treatment from stockbrokers may not be accepted.

      Associates may not subscribe to ANY initial public offering (IPO). Generally, this prohibition applies to spouses of associates and any family member residing in the same household. However, an associate may request that the Personal Investing Committee consider granting an exception under special circumstances.

COVERED PERSONS

      Associates who have access to investment information in connection with their regular duties are generally considered "covered persons." If you receive a quarterly personal securities transactions report form, you are a covered person.

      Covered persons must conduct their personal securities transactions in such a way that they do not conflict with the interests of the funds and client accounts. This policy also includes securities transactions of family members living in the covered person's household and any trust or custodianship for which the associate is trustee or custodian. A conflict may occur if you, a family member in the same household, a trust or custodianship for which you are trustee or custodian have a transaction in a security when the funds or client accounts are considering or concluding a transaction in the same security.

      Additional rules apply to "investment associates" including portfolio counselors/managers, research analysts, traders, portfolio control associates, and investment administration personnel (see below).



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PRE-CLEARANCE OF SECURITIES TRANSACTIONS

      Before buying or selling securities, covered persons must check with the staff of the Personal Investing Committee. You will generally receive a response within one business day. Unless a shorter period is specified, clearance is good for two trading days (including the day you check). If you have not executed your transaction within this period, you must again pre-clear your transaction. Note that investments in private placements and venture capital partnerships must be pre-cleared and reported and are subject to special review.

      Covered persons must PROMPTLY submit quarterly reports of certain transactions. You will receive reporting forms each quarter that are due no later than 10 days after the end of the quarter. Transactions of securities (including fixed-income securities) or options must be pre-cleared as described above and reported except as outlined below:

      REPORT ONLY (NO NEED TO PRE-CLEAR):

      -  distributions of stock from the Sequoia employee partnerships

      - gifts or bequests (either receiving or giving) of securities (note that sales of securities received as a gift must be both pre-cleared and reported)

      - debt instruments rated "A" or above by at least one national rating service

      -  sales pursuant to tender offers

      -  dividend reinvestments

      -  options or futures on currencies

      - options or futures or purchases or sales of certain index funds. See attached pre-approved list (Appendix A)

      DO NOT PRE-CLEAR OR REPORT:

      -  open-end investment companies (mutual funds)

      -  money market instruments with maturities of one year or less

      -  direct obligations of the U.S. Government

      -  bankers' acceptances, CDs or other commercial paper

      -  commodities

      - transactions in accounts that you have completely turned over investment decision-making authority to a professional money manager (see "Professionally Managed Accounts" below)

      PROHIBITED TRANSACTIONS:

      -  IPO investments

      -  writing puts and calls on securities that are subject to pre-clearance

      -  short sales of securities that are subject to pre-clearance



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      PERSONAL INVESTING SHOULD BE VIEWED AS A PRIVILEGE, NOT A RIGHT. AS SUCH,
      LIMITATIONS MAY BE PLACED ON THE NUMBER OF PRE-CLEARANCES AND/OR TRANSACTIONS AS DEEMED APPROPRIATE BY THE PERSONAL INVESTING COMMITTEE.

SECURITIES ACCOUNTS

1.  DISCLOSURE OF ACCOUNTS

      The following types of accounts must be disclosed:

       - accounts currently holding securities that are subject to pre-clearance or reporting

       - accounts that have the ability to hold securities that are subject to pre-clearance or reporting

       - accounts where you (or immediate family members residing with you) has completely turned over investment decision-making authority to a professional money manager

      You do not need to disclose accounts that can only hold open-end mutual funds or cash or cash equivalents.

2.  DUPLICATE ACCOUNT STATEMENTS AND TRADE CONFIRMATIONS

      Covered persons should inform their investment broker-dealers that they are employed by an investment organization. U.S. broker-dealers are subject to certain rules designed to prevent favoritism toward such accounts. Associates may not accept negotiated commission rates or any other terms that they believe may be more favorable than the broker-dealer grants to accounts with similar characteristics.

      In addition, covered persons must direct their broker-dealers to send copies of all trade confirmations and account statements for all new or existing accounts on a timely basis to: The Legal Group of The Capital Group Companies, Inc. ALL DOCUMENTS RECEIVED ARE KEPT STRICTLY CONFIDENTIAL.(1)

      Associates with securities accounts outside the U.S. where the broker is unable to provide duplicate statements and trade confirmations directly, should provide copies to the appropriate locations.



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(1) Information about particular transactions may be provided to an associate's supervisor or appropriate human resources manager by Personal Committee staff where the transactions are in violation of the Policy, may impact the associate's job performance, or raise conflict of interest-related issues.



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3.  PROFESSIONALLY MANAGED ACCOUNTS

      Transactions and holdings in accounts where you have COMPLETELY turned over decision making authority to a professional money manager (who is not covered by our policy) do not need to be disclosed in quarterly transaction and annual holding reporting forms. HOWEVER:

       - the existence of the account and account number must be disclosed on the Securities Account Disclosure form

       - you should have a signed "Professionally Managed Account Exception Memo" on file with the staff of the Personal Investing Committee (except PIM accounts)

       - Investment associates should still disclose securities held in professionally managed accounts when completing the quarterly disclosure form for securities held both personally and professionally and/or securities held personally within an analyst's research responsibility

ANNUAL DISCLOSURE OF PERSONAL SECURITIES HOLDINGS

      Covered persons will be required to disclose all personal securities holdings upon commencement of employment (or upon becoming a covered person) and thereafter on an annual basis. Reporting forms will be supplied for this purpose.

ANNUAL RECERTIFICATION

      All covered persons will be required to certify annually that they have read and understood the Personal Investing Policy. Further, covered persons are required to certify at least annually that they have complied with the requirements of the code of ethics and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the code.

ADDITIONAL POLICIES FOR "INVESTMENT  ASSOCIATES"

      1. INVESTMENT ASSOCIATES

         Unless otherwise specified, the term "investment associates" includes portfolio managers/counselors, research analysts, traders, associates in investment administration, and associates in portfolio control.

      2. DISCLOSURE OF PERSONAL OWNERSHIP OF RECOMMENDED SECURITIES

         Ownership of securities that are held professionally as well as personally will be reviewed on a periodic basis by the staff of the Personal Investing Committee and may also be reviewed by the applicable Investment Sub-Committees or other appropriate CGC Committee. In addition, to the extent that disclosure has not already been made to the Personal Investing Committee (by including



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         information on the quarterly form), any associate who is in a position to recommend the purchase or sale of securities by the fund or client accounts that s/he personally owns should first disclose such ownership either in writing (in a company write-up) or orally (when discussing the company at investment meetings) prior to making a recommendation.(2) If you have any questions, you should contact the staff of the Personal Investing Committee.

      3. BLACKOUT PERIOD

         Investment associates may not buy or sell a security during a period beginning seven calendar days before and ending seven calendar days after a fund or client account that is managed by the company(ies) with which the individual has investment responsibility transacts in that security. If a fund or client account transaction takes place in the seven calendar days following a pre-cleared transaction by an investment associate, the personal transaction will be reviewed by the Personal Investing Committee to determine the appropriate action, if any. For example, the Committee may recommend that the associate be subject to a price adjustment to ensure that he or she has not received a better price than the fund or client account.

      4. BAN ON SHORT-TERM TRADING PROFITS

         Investment associates are generally prohibited from profiting from the purchase and sale or sale and purchase of the same (or equivalent) securities within 60 days. THIS RESTRICTION APPLIES TO THE PURCHASE OF AN OPTION AND THE EXERCISE OF THE OPTION WITHIN 60 DAYS.

      5. SERVICE AS A DIRECTOR

         Investment associates must obtain authorization prior to serving on the boards of directors or advisory boards of public or private companies by calling CAR at x99970. In general, associates should refrain from serving on boards of public or private companies.

         In addition, other CGC associates should notify the Legal Group prior to serving on the board of a public or private company.

PERSONAL INVESTING COMMITTEE

      Any questions or hardships that result from these policies or requests for exceptions should be referred to CGC's Personal Investing Committee by calling the staff of the Personal Investing Committee.



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(2) Note that this disclosure requirement is consistent with both AIMR standards as well as the ICI Advisory Group Guidelines.



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                                   APPENDIX A



                             BROAD-BASED INDEX FUNDS

SYMBOL                                          NAME
  DIA                           The Dow Industrials DIAMONDS
  QQQ                           Nasdaq-100 Index Tracking Stock
  SPY                           Standard & Poor's Depositary Receipts
  MDY                           Standard & Poor's MidCap 400 Depositary Receipts
  FFF                           The FORTUNE 500 Index Tracking Stock
  FFX                           The FORTUNE 500 Index
  EFA                           iShares MSCI EAFE Index Fund
  IJH                           iShares S&P MidCap 400 Index Fund
  IVV                           iShares S&P 500 Index Fund
  IWB                           iShares Russell 1000 Index Fund
  IWF                           iShares Russell 1000 Growth Index Fund
  IWD                           iShares Russell 1000 Value Index Fund
  IWM                           iShares Russell 2000 Index Fund
  IWV                           iShares Russell 3000 Index Fund
  IVW                           iShares S&P 500/BARRA Growth Index Fund
  IVE                           iShares S&P 500/BARRA Value Index Fund
  IJR                           iShares S&P SmallCap 600 Index Fund
  IYY                           iShares Dow Jones U.S. Total Market Index Fund
  IKC                           iShares S&P/TSE 60 Index Fund
  VXF                           Vanguard Extended Market VIPERs
  VTI                           Vanguard Total Stock market VIPERs



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